 Exhibit (a)(1)(H)
LETTER TO PARTICIPANTS IN THE
WHITE MOUNTAINS RETIREMENT PLAN
November 21, 2025
Dear Plan Participant:
White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Company”, “White Mountains”, “we” or “us”), is offering to purchase up to $300 million in value of its common shares, par value $1.00 per share (the “Shares”), at a purchase price not greater than $2,050 nor less than $1,850 per Share, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). On November 20, 2025, the last trading day before we announced the Offer, the last reported sale price of the Shares on the New York Stock Exchange was $1,881.61 per share.
The Offer will be conducted as a “modified Dutch auction”, pursuant to which the Company will select the lowest price per Share (in increments of $5.00) (the “Purchase Price”) that will allow the Company to purchase $300 million in value of Shares or, if a lesser value of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn (subject to our right to purchase additional Shares as described in the Offer to Purchase). All Shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the proration provisions described in the Offer to Purchase, fewer than all of the Shares tendered at or below the Purchase Price may be purchased if Shares representing more than $300 million in value are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company’s expense promptly after the expiration of the Offer.
A copy of each of the Offer to Purchase, the 401(k) Plan Participant Q&A, the 401(k) Plan Participant Election Form (the “Election Form”) and the 401(k) Plan Participant Notice of Withdrawal (the “Notice of Withdrawal”) is enclosed with this letter. You are urged to examine the Offer carefully.
As a participant in the White Mountains Retirement Plan (the “Plan”), you have the right to instruct Hand Benefits & Trust Company, the Trustee of the Plan (the “Trustee”) and White Mountains Capital LLC, the Special Trustee over the non-Core Funds, including the Shares held in the Plan (the “Special Trustee”) via communication with Computershare Trust Company, N.A., as agent (the “Agent”) for the benefit of the Trustee and the Special Trustee, as to whether to tender any Shares allocated to your Plan account (“Plan Shares”). If, after reading the enclosed materials, you want to tender your Plan Shares, you must follow the instructions contained in this letter and fill out and sign the Election Form enclosed, and mail the form in the enclosed self-addressed envelope to the Agent in connection with the Offer. If you do not wish to use the enclosed envelope, you may also send your Election Form by express or overnight delivery to the Agent at Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, 150 Royall Street, Suite V, Canton, Massachusetts 02021, or by first-class, registered or certified mail to the Agent at Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, PO Box 43011, Providence, Rhode Island 02940-3011.
If valid instructions to tender Plan Shares are not received by 4:00 p.m., New York City time, on December 16, 2025, the Plan Shares allocated to your Plan account will not be tendered unless the Company extends the Offer, in which case your instructions must be received by 4:00 p.m., New York City time, on the date that is three (3) business days before the new expiration date. Please note that your instructions as to whether or not to tender will be kept confidential from the Company.
If you elect to tender Plan Shares and such Plan Shares are accepted in the Offer, any proceeds received in respect of such Plan Shares will remain in the Plan and will be invested in a manner and in proportions consistent with the allocations you have elected for the Plan. However, you may elect to redirect the proceeds to any other investment fund under the Plan that is open for new investments at any time once the proceeds have been allocated to your account under the Plan.
Whether you decide to tender your Plan Shares or not, all Plan Shares in the White Mountains Stock Fund (the “Stock Fund”) in the Plan will be “frozen” for three business days. Transactions involving the Stock Fund in the Plan will not be permitted starting at 1:00 p.m. Eastern time on December 16, 2025, unless the Offer is extended or withdrawn prior to that time. If the Offer is extended, the Stock Fund will be “frozen” starting at 1:00 p.m. Eastern time on the date that is three business days before any new expiration date.
If you choose to instruct the Trustee or the Special Trustee to tender your Plan Shares, certain transactions involving the Plan, including all withdrawals, distributions and transfers, will be prohibited until the earlier of such time as: (i) the Offer is terminated and all Plan Shares are returned to the Trustee and the Special Trustee or (ii) the Offer is consummated and the Plan Shares are purchased by the Company. These restrictions on transactions will apply only to Plan Shares tendered into the Offer and will not apply to any Plan Shares not tendered into the Offer. In the event that the Offer is extended, the restrictions on transactions involving the Plan will continue until the consummation or expiration of the Offer, as extended.
You must direct the Trustee or the Special Trustee if you want to tender your Plan Shares and, if you direct the Trustee or the Special Trustee to tender your Plan Shares, you must indicate at which price or prices you want the Trustee or the Special Trustee to tender them. The Trustee or the Special Trustee will tender your Plan Shares only if specifically instructed to do so.
If you do not respond using the enclosed Election Form, you will be deemed to have instructed the Trustee and the Special Trustee not to tender any of your Plan Shares under the Offer, and your Plan Shares will remain in your Plan account.
If you are also a direct shareholder of the Company, you will receive under separate cover another copy (or copies) of the Offer documents which can be used to tender your directly held Shares if you choose to do so. Instructions with respect to tendering your directly held Shares will be set forth in those materials. Those Offer documents may not be used to direct the Trustee or the Special Trustee to tender or not to tender the Plan Shares allocable to your individual account under the Plan.
Please note that the Trustee, the Special Trustee and the Plan are prohibited by law from selling Plan Shares to the Company for a price that is less than the prevailing market price of the Shares. Accordingly, if you elect to tender Plan Shares at a price that is lower than the closing price of the Shares on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Shares on the New York Stock Exchange on the date the Offer expires. This could result in none of your Plan Shares being accepted for purchase by the Company. Similarly, if you elect to maximize the chance of having the Company purchase Plan Shares by instructing the Trustee or the Special Trustee to tender by writing a percentage on the “% at TBD” line on the Election Form, and the closing price of the Shares on the New York Stock Exchange on the date the Offer expires is within the range of prices set forth on the Election Form, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Shares on the New York Stock Exchange on the date the Offer expires. If the closing price of the Shares on the date the Offer expires is greater than the maximum price available in the Offer, none of the Plan Shares will be tendered and your tender instruction will be deemed to have been withdrawn.
You also may request that the Trustee or the Special Trustee withdraw any tender instruction you have previously submitted, as long as you do so prior to 4:00 p.m., New York City time, on December 16, 2025, by delivering the Notice of Withdrawal to the Agent. The Notice of Withdrawal cannot be sent by facsimile. Any Notice of Withdrawal that is sent by facsimile to the Agent will not be considered valid. If you do not have a copy of the Notice of Withdrawal, you may also give your withdrawal instructions (which must contain the information set forth below) by letter to the Agent. If the Offer is extended and you wish to withdraw your previously submitted tender instruction, then you must ensure that the Agent receives your Notice of Withdrawal or other withdrawal notice by 4:00 p.m., New York City time, on the date that is three (3) business days before the new expiration date. The Notice of Withdrawal sent to the Agent must: (i) specify the name of the participant or beneficiary who has made the instruction that is being withdrawn and the participant’s or beneficiary’s social security number and (ii) be signed by the participant or beneficiary who signed the Election Form.
If you wish to withdraw any tender instructions for Plan Shares, you must withdraw the tender instructions for all Plan Shares that have been submitted into the Offer. You may instruct the Trustee or the Special Trustee to re-tender any or all of these Plan Shares into the Offer by submitting a new Election Form by mail.
For any Plan Shares that are tendered and purchased by the Company, the Company will pay cash to the Plan. Individual participants in the Plan will not, however, receive any cash tender proceeds directly. All such proceeds will remain in the Plan and may be withdrawn only in accordance with the terms of the Plan.
None of the Trustee, the Special Trustee, the Agent, the Company, the Company’s Board of Directors, Computershare Trust Company, N.A., which is acting as the depositary (in such capacity, the “Depositary”), BofA Securities, Inc. and Barclays Capital Inc., which are severally acting as the dealer managers, or D.F. King & Co., Inc. (“D.F. King”), which is acting as the information agent (the “Information Agent”), makes any recommendation as to whether you should tender or refrain from tendering your Plan Shares or as to the price or prices at which you should tender your Plan Shares. You must make your own decision after consulting with your own advisors whether to tender your Plan Shares and, if so, how many Plan Shares to tender and the price or prices at which you may choose to tender your Plan Shares.
If you have any questions about the Offer, you should contact D.F. King, the Information Agent for the Offer, toll-free at (800) 821-2712, collect at (646) 852-9044 or by email at wtm@dfking.com. Additionally, all tender offer materials are available online at www.sec.gov. If you have questions about your Plan account or questions about how to provide tender instructions to Hand Benefits & Trust Company or White Mountains Capital LLC, please contact Benefit Plans Administrative Services, Inc. at (866) 401-5272 Monday through Friday from 8 a.m. to 8 p.m., Eastern time.
White Mountains Capital LLC

QUESTIONS AND ANSWERS WITH RESPECT TO
TENDER RIGHTS OF PARTICIPANTS IN
THE WHITE MOUNTAINS RETIREMENT PLAN
DESCRIPTION OF THE OFFER
1.
What is the Offer?

White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Company”, “White Mountains”, “we” or “us”), is offering to purchase up to $300 million in value of its Common Shares, par value $1.00 per share (the “Shares”), at a purchase price not greater than $2,050 nor less than $1,850 per Share, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). The Company will select the lowest price per Share (in increments of $5.00) (the “Purchase Price”) that will allow the Company to purchase $300 million in value of Shares or, if a lesser value of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn (subject to our right to purchase additional Shares as described in the Offer to Purchase). All Shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the proration provisions described in the Offer to Purchase, fewer than all of the Shares tendered at or below the Purchase Price may be purchased if Shares representing more than $300 million in value are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company’s expense promptly after the expiration of the Offer.
Participants in the White Mountains Retirement Plan (the “Plan”) who have equivalent Shares allocated to their Plan accounts (such Shares are referred to in this Q&A as “Plan Shares”) may tender these Plan Shares by filling out and signing the Election Form enclosed, and mailing the form in the enclosed self-addressed envelope to Computershare Trust Company, N.A., as agent (the “Agent”) for the benefit of Hand Benefits & Trust Company (the “Trustee”) and White Mountains Capital LLC (the “Special Trustee”). If you do not wish to use the enclosed envelope, you may also send your Election Form by express or overnight delivery to the Agent at Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, 150 Royall Street, Suite V, Canton, Massachusetts 02021, or by first-class, registered or certified mail to the Agent at Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, PO Box 43011, Providence, Rhode Island 02940-3011.
You should mail your completed Election Form to the Agent no later than 4:00 p.m., New York City time, on December 16, 2025, or, if the Offer is extended, by 4:00 p.m., New York City time, on the date that is three (3) business days before the new expiration date.
After the Offer expires, the Company will look at the prices chosen by shareholders for all Shares properly tendered and not withdrawn. The Company will then select the lowest Purchase Price (in increments of $5.00) within the price range specified above that will allow the Company to purchase Shares representing $300 million in value, or such lesser value depending on the number of Shares that are properly tendered and not properly withdrawn. All Shares that the Company acquires in the Offer will be acquired at the same Purchase Price regardless of whether the shareholder tendered at a lower price. The Company will purchase only Shares tendered at prices at or below the Purchase Price it determines. However, because of the proration provisions described in the Offer to Purchase (which apply to Shares other than Plan Shares), the Company may not purchase all of the Shares tendered at or below the Purchase Price if, based on the Purchase Price it determines, Shares representing more than $300 million in value are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at the Company’s expense promptly after the expiration of the Offer. See Section 2 of the Offer to Purchase.
In the event that Shares representing more than $300 million in value are tendered in the Offer, the Company reserves the right to increase the number of Shares sought in the Offer by an amount not exceeding

2% of its outstanding Shares without extending the expiration date. In exercising this right, the Company may increase the Purchase Price to allow it to purchase all such additional shares. The Company also expressly reserves the right, in its sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law.
If Shares representing more than $300 million in value (or such greater value as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, the Company will purchase Shares at the Purchase Price from all holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares representing more than $300 million in value (or such greater value as we may elect to purchase, subject to applicable law).
Therefore, the Company may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.
The terms and conditions of the Offer are fully described in the enclosed Offer to Purchase. Please read the Offer to Purchase carefully.
2.
What are my rights under the Offer?

The Plan records indicate that Plan Shares are allocated to your account. You may tender some or all of these Plan Shares. Because the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that all Plan assets in most circumstances be held in trust, all of these Plan Shares are registered in the name of Hand Benefits & Trust Company. Consequently, the Trustee or the Special Trustee will actually tender your Plan Shares by aggregating all Plan participant instructions and completing the required letter of transmittal for all Plan participants, but only in accordance with your instructions as well as those of the other Plan participants.
You must direct the Trustee or the Special Trustee if you want to tender your Plan Shares and, if you direct the Trustee or the Special Trustee to tender your Plan Shares, you must indicate at which price or prices you want the Trustee or the Special Trustee to tender them. The Trustee or the Special Trustee will tender your Plan Shares only if specifically instructed to do so. If you do not respond using the enclosed Election Form, you will be deemed to have instructed the Trustee and the Special Trustee not to tender any of your Plan Shares under the Offer, and your Plan Shares will remain in your Plan account.
The Agent is acting on behalf of the Trustee and the Special Trustee in connection with the Offer.
3.
Which documents did I receive in the Offer materials and what is the purpose of each document?

The following materials are enclosed in this mailing:
(a)   Letter from the Special Trustee.   This letter gives you details for participating in the Offer with respect to the Plan Shares in your Plan account.
(b)   Offer to Purchase dated November 21, 2025.   This document describes all of the terms and conditions of the Offer. Please read this document carefully.
(c)   Election Form.   You must complete, sign and mail this document to the Agent if you wish to direct the Trustee or the Special Trustee to tender some or all of your Plan Shares. If your fully completed Election Form is not received by the Agent by 4:00 p.m., New York City time, on December 16, 2025, you will be deemed to have instructed the Trustee and the Special Trustee not to offer any of your Plan Shares for sale under the Offer. You must use the Election Form if you wish to direct a tender of your Plan Shares.
(d)   Reply Envelope.   A self-addressed envelope is provided for your convenience. If you decide to tender some or all of your Plan Shares, you may use this envelope to mail the completed Election Form to the Agent.
(e)   Notice of Withdrawal.   This form can be used to withdraw Plan Shares tendered into the Offer. See Q&A #11 below for additional information.

4.
Will I need to comply with the Company’s policy regarding pre-clearance of sales in order to tender my Plan Shares in the Offer?

You will not need pre-clearance in order to tender your Plan Shares in the Offer.
5.
How do I direct the Plan Trustee or the Special Trustee?

The only way to instruct the Trustee or the Special Trustee to tender your Plan Shares is by completing the Election Form as described, signing it and returning it to the Agent.
If you choose to mail your Election Form to the Agent, you may do this by using the self-addressed envelope provided for this purpose. Alternatively, you may send your Election Form by first-class, registered or certified mail or express or overnight delivery to the Agent.
The Agent must receive your Election Form before 4:00 p.m., New York City time, on December 16, 2025 (unless the Offer is extended, in which case such Election Form must be received by no later than 4:00 p.m., New York City time, on the date that is three (3) business days before the new expiration date). If you send the Agent the Election Form, you must sign and complete the Election Form for your tender instruction to be valid.
To validly direct the Trustee or the Special Trustee to Tender Plan Shares on your behalf by mailing the Election Form, you must:
(a)   Instructions.   Read carefully and follow exactly the instructions in (i) the Letter from the Special Trustee and (ii) the Election Form. These documents will tell you how to direct the Trustee or the Special Trustee regarding your Plan Shares.
(b)
Election Form.   Complete the enclosed Election Form.

(c)
Shares.   Designate on the Election Form the percentage of your Plan Shares you wish to be tendered.

(d)   Price.   Designate on the Election Form the price or prices at which you are willing to tender your Plan Shares. In the alternative, you may maximize the chance of the Company purchasing the Plan Shares you tender by electing to accept whatever price the Company determines as the Offer Purchase Price pursuant to the Offer terms and conditions. Please note that the latter action may result in your receiving a price as low as $1,850 per Share.
(e)   Signature.   You must SIGN the Election Form to complete your instruction. Unless you sign the Election Form, your direction cannot be honored, and the Election Form will be ineffective even if it is timely received by the Trustee or the Special Trustee.
(f)   Mailing.   We have enclosed a self-addressed return envelope with your tender materials. You may use this self-addressed envelope to return your completed Election Form if you wish to have the Trustee or the Special Trustee tender your Plan Shares. If you do not wish to use the enclosed envelope, you may also send your Election Form by first-class, registered or certified mail to the Agent at Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, PO Box 43011, Providence, Rhode Island 02940-3011, or by express or overnight delivery to the Agent at Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, 150 Royall Street, Suite V, Canton, Massachusetts 02021.
Please be precise in providing your instruction and please act promptly. Do not deliver your instructions to your Human Resources Department or Benefit Plans Administrative Services, Inc. (“BPAS”).
If you do not wish to tender any Plan Shares, take no action.
6.
Must I provide directions to the Trustee or the Special Trustee?

You must respond to the Agent only if you wish the Trustee or the Special Trustee to tender any of your Plan Shares. If you do not wish to tender any of your Plan Shares, do nothing. If you do nothing, you will be deemed to have instructed the Trustee and the Special Trustee not to tender any of the Plan Shares held for your benefit. A failure to respond to this tender offer will be deemed as an instruction not to tender your Plan Shares.
7.
How many Plan Shares may I tender and how do I learn the number of Plan Shares held for my benefit in the Plan?

You may tender a whole percentage (up to 100%) of the Plan Shares allocated to your Plan account as of the expiration date of the Offer, currently scheduled to occur on December 19, 2025 (unless it is extended). The number of Plan Shares held in your Plan account is calculated by dividing the value of your Plan account allocated to the White Mountains Stock Fund under the Plan by the New York Stock Exchange closing price of the Company’s common shares on a particular day. You can view the actual number of Plan Shares held in your Plan account by logging on to the participant website at www.bpas.com or contacting BPAS at (866) 401-5272 for assistance.
If you wish to tender portions of your Plan Shares at different prices, you must identify the whole percentage of your Plan Shares you wish to tender at each specific price at which you wish to instruct the Trustee or the Special Trustee to tender your Plan Shares.
8.
Why must I direct the tender of Plan Shares allocated to my Plan account by whole percentage, rather than designating a set number of Plan Shares?

A whole percentage designation allows the Trustee or the Special Trustee to take into account transactions involving Plan Shares that might be effected after you complete and send your Election Form to the Agent, such as additional contributions to investment funds under the Plan that are open for new investments, exchanges or distributions of Plan Shares. The percentage designation allows the Trustee or the Special Trustee to tender your Plan Shares based on the actual number of Shares in your Plan account as of the date of such tender.
9.
What if I have Shares in my Plan account and hold Shares outside of the Plan?

If you have Shares in the Plan and also own other Shares (either in your possession or held by a bank or brokerage firm, or otherwise) outside of the Plan, you will receive two or more sets of Offer materials. You should be careful to follow the different instructions that apply to tendering each kind of Shares.
10.
Who will know whether I tendered my Plan Shares?

Your directions to the Agent for the benefit of the Trustee and the Special Trustee will be kept confidential. No employee, officer or director of the Company will learn of your instruction unless such disclosure is required by law.
11.
Can I change my mind and direct the Trustee or the Special Trustee to withdraw Plan Shares that I previously directed the Trustee or the Special Trustee to tender?

Yes, but only if you perform all of the following steps:
(a)   The Notice of Withdrawal cannot be sent by facsimile. Any Notice of Withdrawal that is sent by facsimile to the Agent will not be considered valid;
(b)   You must send a completed and signed copy of the enclosed Notice of Withdrawal or other withdrawal notice to the Agent. You may submit a Notice of Withdrawal or other withdrawal notification by first-class, registered or certified mail to the Agent at Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, PO Box 43011, Providence, Rhode Island 02940-3011, or by express or overnight delivery to the Agent at Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, 150 Royall Street, Suite V, Canton, Massachusetts 02021;
(c)   The Notice of Withdrawal or other withdrawal notice must set forth your name and social security number and it must state that you are directing the Trustee or the Special Trustee to withdraw all Plan Shares that you previously directed the Trustee or the Special Trustee to tender on your behalf; and

(d)   The Agent must receive the Notice of Withdrawal or other withdrawal notice before 4:00 p.m., New York City time, on December 16, 2025 (unless the Offer is extended, in which case such notice must be received by no later than 4:00 p.m., New York City time, on the date that is three (3) business days before the new expiration date).
If you wish to withdraw any tender instructions for Plan Shares with respect to the Offer, you must withdraw the tender instructions for all Plan Shares that have been submitted into the Offer. You may instruct the Trustee or the Special Trustee to re-tender any or all of these Plan Shares into the Offer by submitting a new Election Form by mail to the Agent.
12.
Will the Company purchase all Plan Shares that I direct the Trustee or the Special Trustee to tender?

The answer to this question depends on the total number of Shares properly tendered (and not properly withdrawn) by all tendering shareholders at or below the Purchase Price, and the price or prices at which you direct the Trustee to tender your Shares. If you tender your Plan Shares at a price above the Purchase Price determined by the Company pursuant to the terms and conditions of the Offer, the Company will not purchase your Plan Shares. If you tender your Plan Shares at or below the Purchase Price, then the Company will purchase your Plan Shares, subject to the proration provisions of the Offer (which apply to Shares other than Plan Shares). See Q&A #1 for a description of how the proration process work.
Please note that the Trustee, the Special Trustee and the Plan are prohibited by law from selling Plan Shares to the Company for a price that is less than the prevailing market price of the Shares. Accordingly, if you elect to tender Plan Shares at a price that is lower than the closing price of the Shares on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Shares on the New York Stock Exchange on the date the Offer expires. This could result in none of your Plan Shares being accepted for purchase by the Company. Similarly, if you elect to maximize the chance of having the Company purchase Plan Shares by instructing the Trustee or the Special Trustee to tender by writing a percentage on the “% at TBD” line on the Election Form, and the closing price of the Shares on the New York Stock Exchange on the date the Offer expires is within the range of prices set forth on the Election Form, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Shares on the New York Stock Exchange on the date the Offer expires. If the closing price of the Shares on the date the Offer expires is greater than the maximum price available in the Offer, none of the Plan Shares will be tendered and your tender instruction will be deemed to have been withdrawn.
Plan Shares held in your Plan account that are tendered but not purchased by the Company will remain in your Plan account as if nothing had happened, subject to the rules and provisions governing the Plan.
13.
What if I have questions about the Offer relating to the Plan?

If you have any questions about the Offer, please contact D.F. King, the Information Agent for the Offer, at (800) 821-2712 (toll free), collect at (646) 852-9044 or by email at wtm@dfking.com. Additionally, all tender offer materials are available online at www.sec.gov. If you have questions about your Plan account or questions about how to provide tender instructions to Hand Benefits & Trust Company or White Mountains Capital LLC, please contact BPAS at (866) 401-5272 Monday through Friday from 8 a.m. to 8 p.m., Eastern time.
14.
How will I know if the Company has purchased my Plan Shares?

The purchase will be reflected in your Plan account as a transfer of the tendered Plan Shares. The tender proceeds will not be in your account until six (6) to ten (10) business days after the Offer expires. At that time, you will be able to see the proceeds in your account on www.bpas.com, and they will be reflected on your next quarterly statement.

OPERATION OF THE PLAN DURING THE OFFER
15.
What happens to contributions to my Plan account that are made after December 16, 2025?

Contributions made to your Plan account after December 16, 2025 will be allocated as usual, in accordance with the sources of the contributions and, where applicable, your investment directions in effect at the time of your contribution, including any direction to invest such contributions in Plan Shares.
Contributions will continue to be allocated during the Offer, and all of the Plan Shares in your Plan account on December 19, 2025 at 5:00 p.m., New York City time, will be subject to the Offer, unless the Offer is extended, in which case only the Plan Shares in your Plan account at 5:00 p.m., New York City time, on the expiration date will be subject to the Offer.
16.
How will my Plan account be affected by the Offer?

You will be temporarily unable to conduct certain Plan transactions involving Plan Shares in your Plan account prior to the expiration of Offer. Please review the Plan Letter (as defined below) for more information.
17.
What happens if I request a distribution, withdrawal or transfer following the announcement of the Offer, but before I instruct the Trustee or the Special Trustee to tender my Plan Shares?

Distributions and withdrawals from the Plan and transfers into or out of your Plan account will be processed in accordance with normal procedures except for Plan Shares that you have instructed the Trustee or the Special Trustee to tender into the Offer. In addition, as explained in the Plan Letter, all Plan Shares will be temporarily frozen three business days prior to the expiration date of the Offer.
18.
Will I be taxed on any proceeds received in 2025 from the Shares that I tender from my Plan account?

No. Because tender proceeds received from Plan Shares will be received by and held in your Plan, they will not be subject to current income taxes.
REINVESTMENT OF OFFER PROCEEDS
19.
How will the Plan invest the proceeds received from the Plan Shares that are tendered?

If you elect to tender Plan Shares and such Plan Shares are accepted in the Offer, any proceeds received in respect of such Plan Shares will remain in the Plan and will be invested in a manner and in proportions consistent with the allocations you have elected for the Plan. Once the proceeds are in your Plan account, you will be able to move such tender proceeds at your own discretion to other investment funds of your choosing within the Plan.

ELECTION FORM
White Mountains Retirement Plan (the “Plan”)
Your election must be received no later than 4:00 p.m.,
New York City time, on December 16, 2025,
to be included in the tabulation, unless the Offer is extended.
In accordance with the White Mountains Insurance Group, Ltd. (the “Company”) Offer to Purchase dated November 21, 2025 (the “Offer to Purchase”), a copy of which I have received, I hereby instruct Hand Benefits & Trust Company (the “Trustee”) and White Mountains Capital LLC (the “Special Trustee”) to tender or not to tender shares of the Company, par value $1.00 per share (the “Shares”), allocated to my Plan account (“Plan Shares”) prior to the Expiration Date (as defined in the Offer to Purchase), as follows:
1.
If you do NOT want to tender any your Plan Shares, do NOT return this form. If you do nothing, none of your Plan Shares will be tendered, unless otherwise required by law or the terms of the Plan.

2.
By writing a whole percentage of Plan Shares allocated to my Plan account in one or more of the spaces below, I elect to tender Plan Shares at the price or prices indicated. This action could result in none of the Plan Shares being purchased if the purchase price for the Plan Shares is less than the price or prices selected. If the purchase price for the Plan Shares is equal to or greater than the price or prices selected, then the Plan Shares purchased by the Company will be purchased at the purchase price indicated, subject to the terms of the Offer to Purchase.

3.
By writing a whole percentage on the “% at TBD” line, I WANT TO MAXIMIZE the chance of having the Company purchase all of the Plan Shares I have instructed the Trustee and the Special Trustee to tender. Accordingly, by writing a whole percentage on the “% at TBD” line, I am willing to accept the purchase price determined by the Company pursuant to the Offer (as defined in the Offer to Purchase). I understand that this action could result in my receiving a price per Share as low as $1,850.

4.
Note: The sum of the whole percentages you write in must not exceed 100%. If the sum of all such whole percentages exceeds 100%, none of the Plan Shares allocated to your account will be tendered.

% at TBD	% at $1,850	% at $1,855
% at $1,860	% at $1,865	% at $1,870
% at $1,875	% at $1,880	% at $1,885
% at $1,890	% at $1,895	% at $1,900
% at $1,905	% at $1,910	% at $1,915
% at $1,920	% at $1,925	% at $1,930
% at $1,935	% at $1,940	% at $1,945
% at $1,950	% at $1,955	% at $1,960
% at $1,965	% at $1,970	% at $1,975
% at $1,980	% at $1,985	% at $1,990
% at $1,995	% at $2,000	% at $2,005
% at $2,010	% at $2,015	% at $2,020
% at $2,025	% at $2,030	% at $2,035
% at $2,040	% at $2,045	% at $2,050
You must direct the Trustee or the Special Trustee if you want to tender your Plan Shares and, if you direct the Trustee or the Special Trustee to tender your Plan Shares, you must indicate at which price or prices you want the Trustee or the Special Trustee to tender them. The Trustee or the Special Trustee will tender your Plan Shares only if the Trustee or the Special Trustee is specifically instructed to do so.
VOLUNTARY CORPORATE ACTION COY: WTM T06 — BPAS Plan

If you do not submit this Election Form to the Agent, who is acting on behalf of the Trustee and the Special Trustee in connection with the Offer, you will be deemed to have instructed the Trustee and the Special Trustee not to tender any of your Plan Shares under the Offer, and your Plan Shares will remain in your Plan account.
If you submit more than one Election Form, the Trustee and the Special Trustee will rely on the last instructions received from you. The later set of instructions will revoke all prior instructions given to the Trustee or the Special Trustee with respect to the Offer. Please see the letter from White Mountains Capital LLC to participants in the White Mountains Retirement Plan, dated November 21, 2025 (the “Plan Letter”), for additional information on revoking previously submitted instructions.
Because you are designated a “named fiduciary” for tender offer purposes under your Plan account, the Trustee and the Special Trustee are required to follow your validly delivered instructions, provided they are in accordance with the terms of the Plan and are not inconsistent with the Trustee’s and the Special Trustee’s responsibilities under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). By signing, dating and returning this instruction form, you accept this designation under the Plan as a “named fiduciary”, and that the adjustment to your instructions described below may be made by the Trustee and the Special Trustee.
Please note that the Trustee, the Special Trustee and the Plan are prohibited by law from selling
Plan Shares to the Company for a price that is less than the prevailing market price of the Shares. Accordingly, if you elect to tender Plan Shares at a price that is lower than the closing price of the Shares on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Shares on the New York Stock Exchange on the date the Offer expires. This could result in none of your Plan Shares being accepted for purchase by the Company. Similarly, if you elect to maximize the chance of having the Company purchase Plan Shares by instructing the
Trustee to tender by writing a percentage on the “% at TBD” line on the Election Form, and the closing price of the Shares on the New York Stock Exchange on the date the Offer expires is within the range of prices set forth on the Election Form, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Shares on the New York Stock Exchange on the date the Offer expires. If the closing price of the Shares on the date the Offer expires is greater than the maximum price available in the Offer, none of the Plan Shares will be tendered and your tender instruction will be deemed to have been withdrawn.
X

Signature

Print Name
Dated:

Incorrectly completed or unsigned forms will be discarded in the Offer.
Phone Number:

To be used in the event the Agent needs to contact you regarding your Election.
VOLUNTARY CORPORATE ACTION COY: WTM T06 — BPAS Plan

NOTICE OF WITHDRAWAL FROM THE TENDER OFFER
WHITE MOUNTAINS INSURANCE GROUP, LTD. TENDER OFFER
FOR PARTICIPANTS IN THE WHITE MOUNTAINS RETIREMENT PLAN
To: Computershare Trust Company, N.A., as Agent:
As a participant in the above-referenced Plan, I hereby instruct Hand Benefits & Trust Company, the trustee (the “Trustee”), and White Mountains Capital LLC, the special trustee (the “Special Trustee”), of the White Mountains Retirement Plan, which holds the common shares of White Mountains Insurance Group, Ltd., to withdraw from the Offer (as defined in the Offer to Purchase) all Plan Shares (as defined in the Letter from White Mountains Capital LLC to Participants in the White Mountains Retirement Plan, dated November 21, 2025 (the “Plan Letter”)) that I previously instructed the Trustee or the Special Trustee to tender on my behalf, pursuant to the Offer (as defined in the Letter).
Signature	Date
Please print name clearly	Social Security Number
Address:
Daytime Phone Number

DO NOT USE THIS FORM TO TENDER YOUR PLAN SHARES.
ONLY USE THIS FORM TO WITHDRAW YOUR PREVIOUS TENDER OF
PLAN SHARES FROM THE OFFER.
Mail this withdrawal notice promptly to:
By First-Class, Registered or Certified Mail: Computershare Trust Company, N.A., Depositary c/o Voluntary Corporate Actions PO Box 43011 Providence, Rhode Island 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A., Depositary c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021
VOLUNTARY CORPORATE ACTION COY: WTM T06 — BPAS Plan